Exhibit 77(k)

CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 25, 2017, the Board of Trustees of the Trust approved two plans of reorganization (the “Reorganizations”) whereby the Century Shares Trust and Century Small Cap Select Fund, each series of Century Capital Management Trust (together, the “Century Funds”), would merge into the Congress Large Cap Growth Fund and the newly created Congress Small Cap Growth Fund, respectively. Both Reorganizations were effective as of the close of business on September 15, 2017. As a result of the Reorganization, the Congress Large Cap Growth Fund's Institutional Class has assumed the accounting and performance history of the Century Shares Trust. As the Congress Small Cap Growth Fund had no history prior to the Reorganization, it assumed the accounting and performance history of the Century Small Cap Select Fund.

Pursuant to the Reorganizations, effective the close of business on September 15, 2017 the Century Funds changed Independent Registered Public Accounting Firm from Deloitte & Touche LLP (“Deloitte”) to Tait, Weller & Baker LLP. The reports of Deloitte on the financial statements of the Century Funds for the past two fiscal years ended October 31, 2016 and October 31, 2015 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years ended October 31, 2016 and October 31, 2015 and during the period from the end of the most recent fiscal year through September 15, 2017, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their report on the financial statements for such years.

The Registrant has requested Deloitte to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Deloitte agrees with the statements contained above. A copy of the letter from Deloitte to the Securities and Exchange Commission is filed as an exhibit hereto.

January 2, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the exhibit to Item 77 on Form N-SAR dated January 2, 2018 related to Century Shares Trust and Century Small Cap Select Fund, each series of Century Capital Management Trust, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the first paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP